Exhibit 99.1

C.H. Robinson Advances Ongoing Refresh of its Board of Directors Through the Appointments of Jay

Winship and Henry Maier

Forms Capital Allocation and Planning Committee to Support Ongoing Efforts to Enhance Value for

Shareholders and Stakeholders

Reaches Cooperation Agreement with Shareholder Ancora

EDEN PRAIRIE, Minn. – February 28, 2022 – C.H. Robinson Worldwide, Inc. (Nasdaq: CHRW) (“C.H. Robinson” and the “Company”) today announced that it has advanced the ongoing refresh of its Board of Directors (the “Board”) through the appointments of Jay Winship and Henry Maier as independent directors. In addition, the Board is conducting a search for a third new independent director candidate, who is expected to be nominated for election at the 2022 Annual Meeting of Shareholders (the “Annual Meeting”). Following the Annual Meeting and the election of the third new director, C.H. Robinson’s Board will comprise 11 directors, 10 of whom will be independent.

Scott P. Anderson, Chairman of the Board of C.H. Robinson, commented: “The C.H. Robinson Board is committed to ongoing refreshment and ensuring that its directors have the qualifications and experience to help the Company’s continued growth and strategic execution. Jay and Henry will bring valuable capital markets, corporate governance and logistics expertise to the Board, and we are confident that C.H. Robinson and its shareholders will benefit greatly from their perspectives and insights.”

Bob Biesterfeld, President and Chief Executive Officer of C.H. Robinson, added: “Jay and Henry bring proven records of helping to grow businesses, as well as relevant experience in areas that are of strategic importance to C.H. Robinson, including transportation, logistics, technology and governance. I am confident that our new directors will help advance our unwavering efforts to drive long-term shareholder value as we continue to invest and grow across our business in support of our customers.”

In addition, C.H. Robinson’s Board will form a Capital Allocation and Planning Committee, which will objectively assess value creation opportunities, make recommendations to the Board and support management’s review of the Company’s capital allocation, operations and strategy, including enhanced transparency and disclosures to shareholders. The four-member committee will be chaired by Mr. Winship and initially include Messrs. Anderson, Biesterfeld and Maier.

In connection with today’s announcement, the Company has entered into a cooperation agreement with Ancora Holdings Group, LLC, its investment advisor affiliates and the other individuals in its shareholder group (collectively, “Ancora”). Ancora has agreed to support the Board’s full slate of directors at the Annual Meeting. In addition, Ancora has agreed to customary standstill, voting and other provisions. The complete agreement will be filed on Form 8-K with the U.S. Securities and Exchange Commission.

Fred DiSanto, Chairman and Chief Executive Officer of Ancora, concluded: “We appreciate the collaborative dialogue we have had with C.H. Robinson’s Board and leadership team and are pleased to reach this agreement for the benefit of all shareholders. C.H. Robinson is an outstanding company with premier assets in the increasingly vital transportation and logistics industry. We believe the expertise provided by our new designees and the focus of the Board’s newly established committee will help improve C.H. Robinson’s profitable growth and return on investment and enhance shareholder value creation.”

Morgan Stanley is serving as financial advisor to C.H. Robinson and Faegre Drinker Biddle & Reath is serving as C.H. Robinson’s legal advisor.

About Jay Winship

Mr. Jay Winship is the Founder, President and CEO of Pacific Point. Prior to founding Pacific Point, Mr. Winship was a Principal, Senior Managing Director and Investment Committee member of Relational Investors LLC. Mr. Winship has over 25 years of investment experience including knowledge in the areas of investment management, portfolio construction, corporate finance, securities analysis, real estate, investment, securities and business valuation, corporate governance, mergers, acquisitions and investment banking. Mr. Winship currently serves on the board of Bunge Limited. He has previously served as a director on the boards of CoreLogic, Inc. and Esterline Technologies Corporation. He also served on the boards of various private companies. He also serves on the Board of Advisors of the Corporate Governance Institute at San Diego State University Fowler College of Business. Mr. Winship holds a bachelor’s degree in finance from the University of Arizona and an MBA from the University of California, Los Angeles. He is a Certified Public Accountant and holds the designation of Chartered Financial Analyst.

About Henry Maier

Mr. Henry Maier is the former President and CEO of FedEx Ground. Mr. Maier has over 40 years of experience in the transportation industry, including more than 30 years at FedEx companies. His FedEx career includes various leadership positions in logistics, sales, marketing and communications. Prior to serving as President and CEO, he was an executive vice president of FedEx Ground and responsible for all the company’s strategic planning, contractor relations and corporate communications programs. He currently serves as a director on the boards of CalAmp Corp., CarParts.com, Inc. and transportation holding company Kansas City Southern. He previously served on the Strategic Management Committee of FedEx Corp., which set the strategic direction for the FedEx enterprise. Mr. Maier graduated from the University of Michigan with a bachelor’s degree in economics.

About C.H. Robinson

C.H. Robinson solves logistics problems for companies across the globe and across industries, from the simple to the most complex. With $28 billion in freight under management and 20 million shipments annually, we are one of the world’s largest logistics platforms. Our global suite of services accelerates trade to seamlessly deliver the products and goods that drive the world’s economy. With the combination of our multimodal transportation management system and expertise, we use our information advantage to deliver smarter solutions for our 100,000 customers and 85,000 contract carriers. Our technology is built by and for supply chain experts to bring faster, more meaningful improvements to our customers’ businesses. As a responsible global citizen, we are also proud to contribute millions of dollars to support causes that matter to our company, our Foundation and our employees. For more information, visit us at www.chrobinson.com (Nasdaq: CHRW).

Additional Information and Where to Find It

In connection with the forthcoming solicitation of proxies from shareholders in respect of C.H. Robinson’s 2022 Annual Meeting of Shareholders, C.H. Robinson will file with the U.S. Securities and Exchange Commission (the “SEC”) a proxy statement on Schedule 14A (the “proxy statement”), containing a form of proxy card. Details concerning the nominees of C.H. Robinson’s Board of Directors for election at C.H. Robinson’s 2022 Annual Meeting of Shareholders will be included in the proxy statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS, INCLUDING C.H. ROBINSON’S PROXY STATEMENT AND ANY AMENDMENTS AND SUPPLEMENTS THERETO AND ACCOMPANYING PROXY CARD, FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN, OR WILL CONTAIN, IMPORTANT INFORMATION ABOUT C.H. ROBINSON. Shareholders may obtain free copies of the proxy statement and other relevant documents that C.H. Robinson files with the SEC on C.H. Robinson’s website at https://investor.chrobinson.com or from the SEC’s website at www.sec.gov.

Participants in the Solicitation

C.H. Robinson, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of C.H. Robinson’s 2022 Annual Meeting of Shareholders. Information regarding certain of the directors and officers of C.H. Robinson is contained in its proxy statement for the 2021 Annual Meeting of Shareholders which was filed with the SEC on March 23, 2021. To the extent holdings of C.H. Robinson’s securities by directors or executive officers have changed since the amounts set forth in C.H. Robinson’s 2021 proxy statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the identity of potential participants and their respective interests, by security holdings or otherwise, will be included in C.H. Robinson’s proxy statement and other relevant documents filed with the SEC in connection with C.H. Robinson’s 2022 Annual Meeting of Shareholders.

Contacts

For C.H. Robinson:

Chuck Ives, Director of Investor Relations

Email: chuck.ives@chrobinson.com

Duncan Burns, Vice President of Public Relations and Corporate Communications

Email: duncan.burns@chrobinson.com

For Ancora:

Longacre Square Partners

Greg Marose / Charlotte Kiaie, 646-386-0091

gmarose@longacresquare.com / ckiaie@longacresquare.com